UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2015

RINGCENTRAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36089	94-3322844
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Address of principal executive offices: 1400 Fashion Island Boulevard, Suite 700, San Mateo, CA 94404

Registrant’s telephone number, including area code: (650) 472-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)	Resignation of Director

On March 5, 2015, Bobby Yerramilli-Rao delivered notice to RingCentral, Inc. (the “Company”) of his resignation as a member of the Company’s Board of Directors (the “Board”), effective on March 6, 2015. Dr. Yerramilli-Rao will also resign from his positions as a member of the Company’s Audit Committee and as a member of the Company’s Compensation Committee. Dr. Yerramilli-Rao’s resignation did not involve any disagreement on any matter related to the Company’s operations, policies or practices.

(d)	Appointment of New Director

On March 5, 2015, the Board appointed Michelle McKenna-Doyle as a director of the Company, effective as of March 5, 2015. Ms. McKenna-Doyle also was appointed to serve on the Audit Committee of the Board. The Board has affirmatively determined that Ms. McKenna-Doyle is an independent director pursuant to the rules and regulations promulgated by the New York Stock Exchange and those issued under the Securities Exchange Act of 1934, as amended. Ms. McKenna-Doyle was elected to fill a newly created position on the Board and will serve as a Class III director with a term of office expiring at the Company’s 2016 Annual Meeting of Stockholders. Ms. McKenna-Doyle is the SVP and Chief Information Officer of the NFL and has served in such role since September 2012.

Ms. McKenna-Doyle will participate in the standard compensation arrangement for non-employee directors, including receiving a pro-rata portion of the director’s annual cash retainer and equity award for the current board year, as described on page 16 of the Company’s 2014 proxy statement filed with the Securities and Exchange Commission on April 9, 2014.

A copy of the news release issued by the Company on March 6, 2015 announcing Ms. McKenna-Doyle’s appointment to the Board and Dr. Yerramilli-Rao’s resignation from the Board is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed with this report:

99.1	News release of RingCentral, Inc. dated March 6, 2015, announcing the appointment of a new director and the resignation of a director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RINGCENTRAL, INC.

March 9, 2015	By:	/s/ Clyde Hosein
	Name:	Clyde Hosein
	Title:	Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	News release of RingCentral, Inc. dated March 6, 2015, announcing the appointment of a new director and the resignation of a director.